EXHIBIT 99.1

Two River Bancorp Announces Expansion of Residential Mortgage Operations

  Company to focus on under-served New Jersey housing market, primarily in Monmouth, Middlesex, Union, and Ocean Counties
  Hires Scott Keller as Senior Vice President – Residential Mortgage Division
  Company to report 2014 third quarter financial results on Tuesday, October 21, 2014

TINTON FALLS, N.J., Oct. 15, 2014 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced the expansion of its residential mortgage lending operations with the hiring of a mortgage banking team with experience in the New Jersey markets of Monmouth, Ocean, Union, and Middlesex counties. The team is led by Mr. Scott Keller, Senior Vice President, who previously started and led a profitable division at a recently acquired community bank. Two River's residential mortgage operations will be cost-effectively staffed, including loan originators and processors.

The Company expects to report an increase in loan generations from its new residential mortgage operations in the current fourth quarter of 2014.

Management Commentary

William D. Moss, President and CEO, stated, "We are very excited to welcome Scott and an experienced team of loan generating professionals as part of Two River's effort to expand our residential lending in our target markets. In recent years, we have seen an opportunity to leverage the Company's expertise in commercial loan lending and local brand recognition as a platform into a developing a more profitable residential business. Our goal is to build a business based on sustainable, profitable, scalable and compliant growth. We feel there is a substantial opportunity for a strong, local regional bank such as Two River to gain market share through offering customers a more streamlined loan process with competitive pricing and client support. Scott and his team bring expertise to delivering a streamlined and efficient mortgage lending platform while providing Two River with the potential for building non-interest revenue and new customer relationships."

Two River's Residential Mortgage Division

The Company's new residential mortgage operations will be led by Mr. Keller, an experienced banker with over 17 years in the mortgage banking industry, which includes developing and executing a business strategy to build and grow the Company's mortgage banking operations. Mr. Keller's previous experience includes the position of Vice President at Rumson Fair Haven Bank & Trust prior the Company's merger, where he successfully built and oversaw a staff of licensed mortgage originators and operational employees in 20 months.

Mr. Keller stated, "I am pleased to join Two River, which is a brand that is respected in our community for both their professional and responsive service, along with ease of process. The counties we are targeting are counties in New Jersey where a strong local presence can make a real difference. Our team has an expansive network of local contacts, and feel that we can use the platform that Two River has built over the past decade to gain market share."

Two River Schedules 2014 Third Quarter Financial Results

The Company also announced that it will issue its 2014 third quarter financial results on Tuesday, October 21, 2014.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 15 branches and 3 Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACT: Media Contact:
         Carrie Donzella, Marketing Director
         Phone: (732) 216-0164
         E-mail: cdonzella@tworiverbank.com

         Investor Contact:
         Adam Prior, Senior Vice President
         The Equity Group Inc.
         Phone: (212) 836-9606
         E-mail: aprior@equityny.com